As filed with the Securities and Exchange Commission on September 27, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Stitch Fix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-5026540
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

1 Montgomery Street, Suite 1500

San Francisco, California 94104

(Address of principal executive offices) (Zip code)

Stitch Fix, Inc. 2017 Incentive Plan

(Full title of the plan)

Elizabeth Spaulding

Chief Executive Officer

Stitch Fix, Inc.

1 Montgomery Street, Suite 1500

San Francisco, California 94104

(415) 882-7765

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Jodie Bourdet David Peinsipp Siana Lowrey Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, California 94111 (415) 693-2000	Scott Darling Casey O’Connor Molly Johnson Stitch Fix, Inc. 1 Montgomery Street, Suite 1500 San Francisco, California 94104 (415) 882-7765

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.00002 per share	5,397,777 shares (2)	$35.43 (3)	$191,243,239.11	$20,864.64

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock of Stitch Fix, Inc. (the “Registrant”) that become issuable under the above-named plans by reason of any stock split, stock dividend, recapitalization or any other similar transaction effected which results in an increase in the number of Registrant’s outstanding shares of Class A common stock, as applicable.

(2)

Represents shares of Class A common stock that were added to the shares reserved for future issuance under the Registrant’s 2017 Incentive Plan (the “2017 Plan”) on August 1, 2021 pursuant to an evergreen provision contained in the 2017 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2017 Plan may be increased by the Registrant’s Board of Directors (the “Board”), or the Compensation Committee of the Board (the “Compensation Committee”), as of the first day of each fiscal year, starting in 2018 and ending in 2027, by a number of shares of Class A common stock that does not exceed 5.0% of the total number of shares of all classes of common stock outstanding on the last day of the preceding fiscal year. On July 28, 2021, the Board approved an increase to the shares reserved for issuance under the 2017 Plan as of August 1, 2021, the first day of the Registrant’s 2022 fiscal year, by the number of shares of the Registrant’s Class A common stock equal to 5% of the total number of shares of capital stock outstanding on July 31, 2021, the final day of the Registrant’s 2021 fiscal year.

(3)

Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $35.43 per share, the average of the high and low prices of the Registrant’s Class A common stock on September 20, 2021 as reported on the Nasdaq Global Select Market.

EXPLANATORY NOTE

The Registrant is filing this Registration Statement on Form S-8 for the purpose of registering 5,397,777 shares of Class A common stock issuable to eligible persons under the 2017 Plan, which Class A common stock is in addition to the shares of Class  A common stock registered on the Registrant’s Form S-8 filed on November 17, 2017 (File No. 333-221650), on the Registrant’s Form S-8 filed on October 2, 2019 (File No. 333-234058), and on the Registrant’s Form S-8 filed on August 14, 2020 (File No. 333-246358) (collectively, the “Prior Registration Statements”).

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statements relate, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statements to the extent relating to the registration of Class A common stock issuable under the 2017 Plan are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II

ITEM 8.	EXHIBITS

		Incorporation by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed or Furnished

4.1	Amended and Restated Certificate of Incorporation of Stitch Fix, Inc.	8-K	001-38291	3.1	11/21/2017

4.2	Amended and Restated Bylaws of Stitch Fix, Inc.	8-K	001-38291	3.2	11/21/2017

4.3	Form of Class A Common Stock Certificate.	S-1/A	333-221014	4.1	11/6/2017

5.1	Opinion of Cooley LLP.					X

23.1	Consent of Cooley LLP (included in Exhibit 5.1).					X

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.					X

24.1	Power of Attorney (included on the signature page).					X

99.1	Stitch Fix, Inc. 2017 Incentive Plan.	10-K	001-38291	10.4	10/3/2018

99.2	Forms of grant notice, stock option agreement and notice of exercise under the Stitch Fix, Inc. 2017 Incentive Plan.	S-1/A	333-221014	10.5	11/6/2017

99.3	Forms of restricted stock unit grant notice and Restricted Stock Unit award agreement under the Stitch Fix, Inc. 2017 Incentive Plan.	S-1/A	333-221014	10.6	11/6/2017

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on September 27, 2021.

STITCH FIX, INC.

By:	/s/ Elizabeth Spaulding
Elizabeth Spaulding
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Elizabeth Spaulding, Dan Jedda and Scott Darling, and each or any one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Elizabeth Spaulding	Chief Executive Officer and Director	September 27, 2021
Elizabeth Spaulding	(Principal Executive Officer)

/s/ Dan Jedda	Chief Financial Officer	September 27, 2021
Dan Jedda	(Principal Financial and Accounting Officer)

/s/ Steven Anderson	Director	September 27, 2021
Steven Anderson

/s/ J. William Gurley	Director	September 27, 2021
J. William Gurley

/s/ Marka Hansen	Director	September 27, 2021
Marka Hansen

/s/ Kirsten Lynch	Director	September 27, 2021
Kirsten Lynch

/s/ Sharon McCollam	Director	September 27, 2021
Sharon McCollam

/s/ Mikkel Svane	Director	September 27, 2021
Mikkel Svane

/s/ Elizabeth Williams	Director	September 27, 2021
Elizabeth Williams

/s/ Neal Mohan	Director	September 27, 2021
Neal Mohan

/s/ Michael Smith	Director	September 27, 2021
Michael Smith

/s/ Katrina Lake	Founder and Director	September 27, 2021
Katrina Lake